Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

For Release: Immediate

Media	Bruce Bullock	(281) 591-4429
Investors	Maryann Seaman	(281) 591-4080

FMC Technologies Reports Strong Fourth Quarter

2005 Fourth Quarter:

•	Fourth quarter reported earnings per diluted share of $0.44 adjusted for unusual items resulted in adjusted income per share (a non-GAAP measure) of $0.69

2005 Full Year Highlights:

•	Reported earnings per diluted share of $1.50 adjusted for unusual items resulted in adjusted income per share (a non-GAAP measure) of $1.54

•	Subsea systems revenue reaches $1.4 billion

•	Record high backlog of $1.9 billion on the strength of subsea inbound orders

2006 Estimate:

•	Company estimates full year 2006 earnings per diluted share in a range of $2.20 to $2.40

HOUSTON, February 14, 2006 – FMC Technologies, Inc. (NYSE: FTI) today reported fourth quarter 2005 revenue of $956.5 million, up 15 percent over the fourth quarter of 2004 on the strength of Energy Systems. Adjusted income per diluted share (a non-GAAP measure) of $0.69 in the fourth quarter was up 77 percent from adjusted income per diluted share (a non-GAAP measure) of $0.39 in the fourth quarter of 2004 on the strength of the Energy Systems’ businesses.

In the fourth quarter, the Company sold its 60 percent ownership interest in GTL Microsystems, a joint venture company with FMC Technologies and Accentus plc. The after-tax gain of $7.4 million, or $0.10 per diluted share, was recorded in the fourth quarter 2005 results. As previously forecast for the fourth quarter of 2005, the Company repatriated $473 million of foreign dividends under the American Jobs Creation Act. The repatriation required a tax provision of $25.5 million or $0.36 per diluted share. Earnings per diluted share of $0.44, reported in the quarter, include the net negative impact of these two unusual items.

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Page 2 - FMC Technologies Reports Strong Fourth Quarter

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2004	Twelve Months Ended December 31, 2005	Twelve Months Ended December 31, 2004
Earnings per Diluted Share	$0.44	$0.81	$1.50	$1.68
Adjusted Income per Diluted Share See Reconciliation of Non-GAAP measure	$0.69	$0.39	$1.54	$1.25

Full Year 2005 Results

Full year 2005 revenue of $3.2 billion increased 17 percent from $2.8 billion in 2004, reflecting the continued growth of Energy Systems’ businesses. Subsea systems, surface wellhead and WECO®/Chiksan® equipment saw significant growth over 2004 results. Full year adjusted income per diluted share (a non-GAAP measure) was $1.54, up 23 percent from 2004 full year adjusted income per diluted share (a non-GAAP measure) of $1.25.

Full year earnings per diluted share of $1.50 include the gain on sale of the Company’s investments in GTL Microsystems and MODEC, Inc. and the tax provision for the repatriation of foreign earnings under the American Jobs Creation Act.

Inbound orders totaled $3.6 billion, up 15 percent over 2004. Backlog grew to over $1.9 billion on strong subsea inbound orders.

For the year, the Company repurchased 1.75 million shares for $63.9 million under a 2.0 million share buy back authorization.

“Our full year results were driven by our subsea systems business as well as our surface wellhead and fluid control businesses, all of which benefited from increased activity levels,” said Joseph H. Netherland, Chairman, President and Chief Executive Officer. “The oilfield market should see continued high activity levels in 2006. We enter 2006 with record backlog of $1.9 billion providing a solid platform for continued growth. We estimate our earnings per diluted share for full year 2006 to be in the range of $2.20 to $2.40.”

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Review of Operations – Fourth Quarter 2005

Energy Systems

Revenue for Energy Systems, comprising Energy Production Systems and Energy Processing Systems, was $707.4 million in the fourth quarter of 2005, up 14 percent from $622.4 million in the fourth quarter of 2004. Energy Systems’ operating profit for the fourth quarter was $58.7 million, up from $13.7 million in the same period last year. Fourth quarter 2004 segment operating profit included a $17 million loss provision for the Sonatrach project and a $6.5 million charge for asset impairment in Blending and Transfer.

Energy Systems’ inbound orders were $818.1 million in the fourth quarter, up 37 percent from the prior-year quarter due primarily to strong inbound orders for subsea systems. Subsea orders were up 30 percent from prior-year quarter and 58 percent sequentially. Surface wellhead inbound orders improved 23 percent from prior year.

Energy Production Systems

Energy Production Systems’ fourth quarter revenue of $552.8 million increased 15 percent over the prior year due largely to higher subsea systems and surface wellhead sales, partially offset by lower sales in Floating Production Systems as the Sonatrach project nears final completion. Revenue for subsea systems was $426 million in the quarter, up 28 percent from prior year quarter and up 32 percent sequentially. Surface wellhead revenue improved over 50 percent from the prior-year quarter and 10 percent sequentially, delivering five quarters of sequential improvement. Sonatrach revenue in the fourth quarter of 2005 was $5 million and compares to $73 million recorded in the fourth quarter of 2004.

Energy Production Systems’ operating profit of $40.4 million is $33.5 million higher than the prior year quarter. This operating profit increase was due to higher volumes and operating margins in surface wellhead and subsea systems and to the absence of a Sonatrach charge in the fourth quarter of 2005. Energy Production Systems’ 2004 segment operating profit included a $17 million loss provision for the Sonatrach contract in the fourth quarter. Segment operating profit in 2005 did not include a loss provision in the fourth quarter.

Energy Production Systems’ inbound orders were $620.0 million for the fourth quarter, up 29 percent over the prior year quarter and 36 percent sequentially due to the strength of orders for subsea systems. Subsea systems inbound orders were $506 million in the quarter.

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Energy Processing Systems

Energy Processing Systems’ fourth quarter revenue of $155.4 million was 9 percent higher than prior-year period and 17 percent higher sequentially. The revenue improvement was primarily the result of strong demand for WECO®/Chiksan® equipment due to the strength in U.S. land drilling activity. Loading Systems revenue also contributed to the improvement resulting from higher demand for both marine and LNG loading arms.

Energy Processing Systems’ fourth quarter operating profit of $18.3 million improved $11.5 million. The operating profit improvement is the result of higher WECO®/Chiksan® equipment volume and pricing, and to a lesser extent, higher loading systems volume. Restructuring efforts in the material handling business and cost reduction initiatives in the loading systems business resulted in improved operating margin performance. Additionally, the fourth quarter of 2004 included a $6.5 million charge for asset impairment in Blending and Transfer.

Energy Processing Systems’ inbound orders were $199.0 million for the fourth quarter, up 70 percent from the prior year quarter. Strong demand for Material Handling systems, WECO®/Chiksan® equipment and, to a lesser extent, measurement solutions drove the improvement. Inbound orders were up 38 percent sequentially on increased demand for WECO®/Chiksan® equipment and for bulk material handling systems for the power generation industry.

FoodTech

FoodTech’s revenue in the fourth quarter of $155.5 million was up 17 percent from the fourth quarter of 2004 due primarily to higher demand for citrus juice room projects and higher sales of freezing and cooking systems in the North American market. Operating profit of $13.8 million improved 38 percent when compared to the prior-year period, due mainly to increased volume in the North American markets for citrus, cooking and freezing systems.

Airport Systems

Airport Systems’ fourth quarter revenue of $94.7 million was up 18 percent compared to the fourth quarter of 2004 due mainly to higher sales of ground support equipment to domestic freight carriers and international airlines and to deliveries of the RampSnake loader. Airport Systems’ fourth quarter operating profit of $6.6 million was up 40 percent from the prior-year period. The operating profit improvement is the result of higher sales of ground support equipment and business expansion of the Airport Services business as well as operating margin improvements.

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Corporate Items

Corporate expense in the fourth quarter of 2005 was $8.1 million, $1.3 million below the prior-year period due mainly to lower professional fees for Sarbanes-Oxley compliance. Other expense, net, of $4.5 million increased $2.0 million due mainly to higher LIFO expense. The pre-tax gain on the sale of ownership in GTL Microsystems was $8.6 million in the quarter.

Net interest expense in the fourth quarter of 2005 was $1.5 million, down from $1.7 million in the fourth quarter of 2004.

Income tax expense in the fourth quarter included a $25.5 million provision associated with the repatriation of foreign earnings and a $5.4 million reduction in income tax expense associated with foreign income tax reserves.

Net debt of $103.0 million increased from $53 million at the end of the third quarter of 2005 due mainly to cash requirements for stock repurchases and to working capital increases to support growth.

Depreciation and amortization for the fourth quarter of 2005 was $17.3 million, up from $16.9 million in the prior-year quarter.

Capital expenditures during the fourth quarter of 2005 totaled $41.4 million, up from $16.9 million in the prior-year quarter due to capacity expansion projects in Energy Systems.

Review of Operations – Full Year 2005

Energy Systems

Energy Systems’ 2005 revenue of $2.37 billion was up 20 percent from $1.97 billion in 2004 and accounted for 73 percent of FMC Technologies’ total revenue. Sonatrach revenue was $48.0 million and $148.6 million in 2005 and 2004, respectively.

Operating profit of $129.4 million is up 31 percent over prior-year results on the strength of surface wellhead and subsea systems as well as strength in WECO®/Chiksan® equipment. In 2004, Energy Systems’ operating profit included $21.4 million of Sonatrach losses and $6.5 million of asset impairment in Blending and Transfer. Energy Systems’ 2005 operating profit includes $54.9 million of Sonatrach losses.

Energy Systems’ inbound orders for the full year 2005 of $2.75 billion increased 21 percent over 2004.

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Energy Production Systems

Energy Production Systems’ revenue of $1.85 billion was up 24 percent from 2004 primarily on the strength of subsea system sales. Subsea revenue of $1.4 billion increased 39 percent over the prior year. Surface wellhead revenue increased 40 percent over 2004 due to strong market demand and pricing improvement.

Energy Production 2005 segment operating profit of $75.3 million includes $54.9 million of losses for the Sonatrach project. In 2004, Energy Production’s segment operating profit of $71.1 million included $21.4 million of losses for the Sonatrach project. Excluding the Sonatrach losses in each of the years, operating profits improved 41 percent from 2004. Solid demand for subsea systems and surface wellhead equipment were the primary contributors to the improvement in operating profits.

Energy Production Systems’ inbound orders of $2.1 billion increased 16 percent over prior-year levels. Subsea systems inbound orders reached $1.6 billion in 2005. Orders for surface wellhead equipment were up 45 percent over the prior year and inbound orders for floating systems’ products were significantly stronger than prior year.

Energy Processing Systems

Energy Processing Systems’ 2005 revenue of $521.8 million was up $28.5 million from 2004 mainly driven by service company demand for WECO®/Chiksan® equipment, up more than 27 percent over 2004 revenues, which more than offset the lower volume in measurement, loading systems and material handling.

Segment operating profit of $54.1 million improved $26.7 million due to strong volume and pricing of WECO®/Chiksan® equipment, execution and cost reduction improvements in loading systems and restructuring initiatives in material handling throughout 2005. Energy Systems 2004 segment operating profit included a $6.5 million charge for asset impairment in Blending and Transfer.

Energy Processing Systems’ inbound orders of $631.9 million are also at record levels, increasing 37 percent over 2004 primarily on strong demand for bulk material handling systems, WECO®/Chiksan® equipment, and loading systems. Year-end backlog in material handling and loading systems is up significantly compared to the prior year on strong fourth quarter inbound orders; however, all businesses within the segment showed order improvement over 2004.

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FoodTech

FoodTech’s revenue in 2005 of $539.2 million was up only marginally from $525.8 million in 2004 mainly on the strength of freezing and cooking systems in North American poultry markets. Segment operating profit of $37.9 million in 2005 improved from $36.8 million in 2004 despite the impact on the citrus business from Florida hurricanes. The hurricane impact was offset by volume and margin improvements in North American poultry markets. Backlog of $130.1 million is 9 percent below prior-year levels due mainly to lower orders for tomato processing equipment.

Airport Systems

Airport Systems’ revenue in 2005 of $327.3 million was $47.5 million, or 17 percent above 2004 levels. Revenue from ground support equipment, primarily to international carriers and freight carriers, as well as sales of the RampSnake belt loader combined with the expansion of the Airport Services business more than offset the decline in the Halvorsen loader program.

Operating profit of $23.8 million improved 49 percent over prior year levels with operating margin improvements across all businesses within the Airport Systems segment. Continued improvements in volumes and operating margins of commercial products as well as growth in the Airport Services business more than offset the Halvorsen loader volume decline. Additionally, segment operating results include a $2.7 million gain from the sale of excess land.

Backlog at year end was $93.8 million, 22 percent below the prior-year level due primarily to lower Halvorsen backlog and to a lesser extent, lower ground support equipment backlog due to the RampSnake deliveries in 2005.

Corporate Items

Corporate expenses for the full year 2005 were $30.0 million, up 6 percent from the prior year.

Other expense, net, for 2005 totaled $27.2 million compared to $17.5 million in 2004 due to higher stock-based compensation expense, the unfavorable impact of foreign currency and higher LIFO expense. Corporate items in 2005 also include a $33.9 million gain on the disposal of investments. Corporate items in 2004 included a $60.4 million gain on disposal of investments.

Net interest expense was $5.5 million compared to 2004 net interest expense of $6.9 million. Depreciation and amortization for 2005 was $65.9 million, up from $63.5 million in 2004.

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Capital expenditures of $91.8 million were up $41.6 million from 2004 due mainly to subsea capacity expansions in Energy Systems.

Summary and Outlook

FMC Technologies reported earnings per diluted share of $1.50 for the full year 2005. Adjusted income per diluted share (a non-GAAP measure) of $1.54 improved 23 percent over 2004 adjusted income per diluted share (a non-GAAP measure) of $1.25 on the strength of the Energy Systems’ businesses. Subsea systems revenue grew 39 percent and backlog increased 20 percent from prior-year. Increased drilling activity significantly impacted the Company’s surface wellhead and WECO®/Chiksan® businesses resulting in increased revenue and operating profit. FoodTech and Airport Systems segments both delivered revenue and operating profit improvement over 2004. Total company backlog reached a record $1.9 billion.

The Energy businesses are expected to have another strong year in 2006 driven by the secular growth of subsea and the continuing high oilfield activity levels. FoodTech earnings are expected to improve over 2005. Airport Systems 2006 earnings are expected in-line with 2005 performance.

The Company estimates full year 2006 earnings per diluted share in the range of $2.20 to $2.40.

# # #

FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. The Company designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production and Energy Processing), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 10,000 people and operates 32 manufacturing facilities in 17 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in the Cautionary Note Regarding Forward-Looking Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its fourth quarter 2005 conference call at 9:00 a.m. (Eastern Standard Time) on Wednesday, February 15, 2006. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

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FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

SIGNIFICANT ITEMS

(Unaudited and in millions, except per share data)

	Pre-tax Impact		After-tax Impact		Impact per Diluted Share
Gain (Loss)	2005	2004	2005	2004	2005	2004
Three months ended March 31
Sonatrach project loss provisions	$(27.0)	$—	$(16.5)	$—	$(0.24)	$—

Three months ended June 30
Sonatrach project loss provisions	$(11.9)	$—	$(7.3)	$—	$(0.10)	$—

Three months ended September 30
Sonatrach project loss provisions	$(16.0)	$(4.4)	$(9.8)	$(2.7)	$(0.14)	$(0.04)
Gain on disposal of investments	25.3	—	15.4	—	0.22	—
Tax related settlements and adjustments	—	—	5.2	—	0.07	—

Total	$9.3	$(4.4)	$10.8	$(2.7)	$0.15	$(0.04)

Three months ended December 31
Sonatrach project loss provisions	$—	$(17.0)	$—	$(10.4)	$—	$(0.15)
Gain on disposal of investments	8.6	60.4	7.4	36.1	0.10	0.51
Goodwill impairment	—	(6.5)	—	(6.1)	—	(0.09)
Tax related settlements and adjustments	—	—	5.4	12.0	0.08	0.17
Tax expense - JOBS Act repatriation	—	—	(25.5)	—	(0.36)	—

Total	$8.6	$36.9	$(12.7)	$31.6	$(0.18)	$0.44

Twelve months ended December 31
Sonatrach project loss provisions	$(54.9)	$(21.4)	$(33.6)	$(13.1)	$(0.47)	$(0.19)
Gain on disposal of investments	33.9	60.4	22.8	36.1	0.32	0.52
Goodwill impairment	—	(6.5)	—	(6.1)	—	(0.09)
Tax related settlements and adjustments	—	—	10.6	12.0	0.15	0.17
Tax expense - JOBS Act repatriation	—	—	(25.5)	—	(0.36)	—

Total	$(21.0)	$32.5	$(25.7)	$28.9	$(0.36)	$0.41

This table reflects the impact that certain transactions have had on our earnings during fiscal years 2005 and 2004. We analyze our financial results inclusive of these impacts. We hold ourselves accountable for these results; but we also recognize that many transactions result from strategic decisions which are not necessarily reflective of our opportunities or risks in the future. Therefore, we also review and analyze our results excluding these impacts to provide additional information about the health of our businesses. We find this is the best way to make decisions for the long-term future of our businesses and effectively allocate resources. This information is provided as a means to look at our results in a manner similar to the way we do.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2005 (Unaudited)	2004 (Unaudited)	2005 (Unaudited)	2004
Revenue	$956.5	$833.5	$3,226.7	$2,767.7
Costs and expenses	888.4	811.5	3,094.7	2,656.4

	68.1	22.0	132.0	111.3
Net gain on disposal of assets	8.0	61.3	38.3	59.7
Asset impairment	—	(6.5)	—	(6.5)
Minority interests	(1.0)	0.1	(2.5)	1.4

Income before net interest expense and income taxes	75.1	76.9	167.8	165.9
Net interest expense	(1.5)	(1.7)	(5.5)	(6.9)

Income before income taxes	73.6	75.2	162.3	159.0
Provision for income taxes	42.6	18.0	56.2	42.3

Net income	$31.0	$57.2	$106.1	$116.7

Earnings per share
Basic	$0.45	$0.83	$1.54	$1.73

Diluted	$0.44	$0.81	$1.50	$1.68

Weighted average shares outstanding
Basic	69.0	68.7	69.0	67.6

Diluted	70.9	70.4	70.8	69.3

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2005 (Unaudited)	2004 (Unaudited)	2005 (Unaudited)	2004
Revenue

Energy Production Systems	$552.8	$482.5	$1,850.2	$1,487.8
Energy Processing Systems	155.4	142.2	521.8	493.3
Intercompany eliminations	(0.8)	(2.3)	(3.0)	(10.7)

Subtotal Energy Systems	707.4	622.4	2,369.0	1,970.4
FoodTech	155.5	133.2	539.2	525.8
Airport Systems	94.7	80.5	327.3	279.8
Intercompany eliminations	(1.1)	(2.6)	(8.8)	(8.3)

	$956.5	$833.5	$3,226.7	$2,767.7

Income before income taxes

Segment operating profit
Energy Production Systems	$40.4	$6.9	$75.3	$71.1
Energy Processing Systems	18.3	6.8	54.1	27.4

Subtotal Energy Systems	58.7	13.7	129.4	98.5
FoodTech	13.8	10.0	37.9	36.8
Airport Systems	6.6	4.7	23.8	16.0

Total segment operating profit	79.1	28.4	191.1	151.3

Corporate items
Corporate expense	(8.1)	(9.4)	(30.0)	(28.3)
Other Income (expense), net (1)	(4.5)	(2.5)	(27.2)	(17.5)
Gain on disposal of investments	8.6	60.4	33.9	60.4
Net interest expense	(1.5)	(1.7)	(5.5)	(6.9)

Total corporate items	(5.5)	46.8	(28.8)	7.7

Income before income taxes	$73.6	$75.2	$162.3	$159.0

(1)	Other expense, net, comprises expense related to stock-based compensation, LIFO inventory adjustments, employee pension and other postretirement employee benefits and foreign currency related gains or losses.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Inbound Orders

Energy Production Systems	$620.0	$480.1	$2,124.1	$1,829.8
Energy Processing Systems	199.0	117.0	631.9	460.9
Intercompany eliminations	(0.9)	(1.2)	(2.4)	(6.3)

Subtotal Energy Systems	818.1	595.9	2,753.6	2,284.4
FoodTech	128.5	144.9	526.7	550.9
Airport Systems	85.4	69.2	301.4	270.0
Intercompany eliminations	(1.8)	(3.2)	(8.4)	(9.0)

Total inbound orders	$1,030.2	$806.8	$3,573.3	$3,096.3

	December 31
	2005	2004
Order Backlog

Energy Production Systems	$1,496.5	$1,222.7
Energy Processing Systems	214.9	104.8
Intercompany eliminations	(0.4)	(1.0)

Subtotal Energy Systems	1,711.0	1,326.5
FoodTech	130.1	142.7
Airport Systems	93.8	119.8
Intercompany eliminations	(1.4)	(1.9)

Total order backlog	$1,933.5	$1,587.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31, 2005 (Unaudited)	December 31, 2004
Cash and cash equivalents	$152.9	$124.1
Trade receivables, net	736.3	671.7
Inventories	449.4	316.3
Other current assets	89.5	105.0

Total current assets	1,428.1	1,217.1

Property, plant and equipment, net	353.3	332.8
Goodwill	117.4	116.8
Intangible assets, net	61.1	72.0
Investments	22.3	76.6
Other assets	113.4	78.6

Total assets	$2,095.6	$1,893.9

Short-term debt and current portion of long-term debt	$3.3	$2.7
Accounts payable, trade and other	366.2	368.8
Advance payments and progress billings	348.6	297.5
Other current liabilities	340.1	326.4

Total current liabilities	1,058.2	995.4

Long-term debt, less current portion	252.6	160.4
Other liabilities	85.3	75.9
Common stock	0.7	0.7
Other stockholders’ equity	698.8	661.5

Total liabilities and stockholders’ equity	$2,095.6	$1,893.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Twelve Months Ended December 31
	2005 (Unaudited)	2004
Cash (required) provided by operating activities of continuing operations:
Net income	$106.1	$116.7
Depreciation and amortization	65.9	63.5
Net gain on disposal of assets	(38.3)	(59.7)
Trade accounts receivable, net	(102.6)	(105.3)
Inventories	(164.4)	(17.7)
Advance payments and progress billings	66.9	28.7
Trade accounts payable	18.1	85.3
Other	18.7	21.4

Net cash (required) provided by operating activities of continuing operations	(29.6)	132.9

Cash required by discontinued operations	(0.8)	(5.9)

Cash provided (required) by investing activities:
Capital expenditures	(91.8)	(50.2)
Proceeds on disposal of assets	103.0	35.8
Other	(2.4)	(2.2)

Net cash provided (required) by investing activities	8.8	(16.6)

Cash provided (required) by financing activities:
Net increase (decrease) in debt	93.1	(58.4)
Issuance of capital stock	21.1	38.6
Purchase of stock held in treasury	(63.9)	—
Other	4.3	0.6

Net cash provided (required) by financing activities	54.6	(19.2)

Effect of changes in foreign exchange rates on cash and cash equivalents	(4.2)	3.9

Increase in cash and cash equivalents	28.8	95.1

Cash and cash equivalents, beginning of period	124.1	29.0

Cash and cash equivalents, end of period	$152.9	$124.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURE TO EARNINGS REPORTED IN ACCORDANCE WITH GAAP

(In millions, except per share amounts)

The following table sets forth Adjusted Income, which is a measure not derived in accordance with GAAP, for the quarters and years ended December 31, 2005 and 2004, respectively:

	Income before Net Interest Expense and Income Taxes	Net Income	Per Diluted Share
Three Months Ended December 31, 2005 (Unaudited)
As reported in accordance with GAAP	$75.1	$31.0	$0.44
Unusual Items
Less: Gain on disposal of investments	(8.6)	(7.4)	(0.10)
Plus: Tax expense - JOBS act repatriation	—	25.5	0.36

Adjusted income, a non-GAAP measure	$66.5	$49.1	$0.69 *

* Does not foot due to rounding

Twelve Months Ended December 31, 2005 (Unaudited)
As reported in accordance with GAAP	$167.8	$106.1	$1.50
Unusual Items
Less: Gain on disposal of investments	(33.9)	(22.8)	(0.32)
Plus: Tax expense - JOBS act repatriation	—	25.5	0.36

Adjusted income, a non-GAAP measure	$133.9	$108.8	$1.54

Three Months Ended December 31, 2004 (Unaudited)
As reported in accordance with GAAP	$76.9	$57.2	$0.81
Unusual Items
Less: Gain on disposal of investments	(60.4)	(36.1)	(0.51)
Plus: Goodwill impairment	6.5	6.1	0.09

Adjusted income, a non-GAAP measure	$23.0	$27.2	$0.39

Twelve Months Ended December 31, 2004
As reported in accordance with GAAP	$165.9	$116.7	$1.68
Unusual Items
Less: Gain on disposal of investments	(60.4)	(36.1)	(0.52)
Plus: Goodwill impairment	6.5	6.1	0.09

Adjusted income, a non-GAAP measure	$112.0	$86.7	$1.25

Management reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. This non-GAAP financial measure may be inconsistent with similar measures presented by other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.